                                                                   EXHIBIT 7(a)2

                   Gentek Holdings, Inc. and its Subsidiary
                        Gentek Building Products, Inc.
              Restructured Condensed Consolidated Balance Sheet
                                June 30, 1997
                         (Thousands of U.S. Dollars)
                                 (Unaudited)


                                            ASSETS
Current assets:
 Cash and cash equivalents.........................................................  $      18
 Accounts receivable, net..........................................................     16,280
 Inventories.......................................................................     15,632
 Deferred income taxes.............................................................        282
 Other current assets..............................................................         87
                                                                                     ---------
  Total current assets.............................................................     32,299
Property, plant and equipment, net.................................................     10,862
Deferred income taxes..............................................................      8,170
Goodwill...........................................................................        713
Other assets.......................................................................      1,085
                                                                                     ---------
                                                                                     $  53,129
                                                                                     ---------
                                                                                     ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable..................................................................  $   6,541
 Accrued expenses and other liabilities............................................      1,106
                                                                                     ---------
  Total current liabilities........................................................      7,647
 Other liabilities.................................................................         70
                                                                                     ---------
  Total liabilities................................................................      7,717
                                                                                     ---------
Commitments and contingencies                                                               --
Stockholders' equity:
 Common Stock......................................................................         14
 Additional paid-in capital........................................................     27,663
 Accumulated deficit...............................................................    (16,678)
 Note payable-Alcan to be retained by sellers......................................     34,413
                                                                                     ---------
  Total stockholders' equity.......................................................     45,412
                                                                                     ---------
                                                                                     $  53,129
                                                                                     ---------
                                                                                     ---------

                 The accompanying notes are an integral part
             of these condensed consolidated financial statements.

                   Gentek Holdings, Inc. and its Subsidiary
                        Gentek Building Products, Inc.
           Restructured Condensed Consolidated Statements of Income
               For the six months ended June 30, 1997 and 1996
                         (Thousands of U.S. Dollars)
                                 (Unaudited)

                                                                                                1997       1996
                                                                                              ---------  ---------
Net Sales...................................................................................  $  50,827  $  49,294
                                                                                              ---------  ---------
Costs and expenses:
 Cost of goods sold.........................................................................     44,443     42,838
 Selling and general........................................................................      3,058      2,921
 Depreciation and amortization..............................................................        574        563
                                                                                              ---------  ---------
                                                                                                 48,075     46,322
                                                                                              ---------  ---------
 Earnings from operations...................................................................      2,752      2,972

Interest expense on Alcan note payable......................................................     (2,141)    (1,888)
Other income (expense), net.................................................................          4         10
                                                                                              ---------  ---------
 Earnings before income taxes...............................................................        615      1,094

 Provision for income taxes.................................................................        240        427
                                                                                              ---------  ---------
 Net earnings...............................................................................  $     375  $     667
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                  The accompanying notes are an integral part
              of these condensed consolidated financial statements.

                   Gentek Holdings, Inc. and its Subsidiary
                        Gentek Building Products, Inc.
         Restructured Condensed Consolidated Statements of Cash Flows
               For the six months ended June 30, 1997 and 1996
                         (Thousands of U.S. Dollars)
                                 (Unaudited)

                                                                                                    1997       1996
                                                                                                  ---------  ---------
Net cash provided by (used in) operating activities.............................................  $    (495) $   1,854
                                                                                                  ---------  ---------
Cash flows from investing activities:
 Additions to property, plant and equipment.....................................................       (665)      (197)
                                                                                                  ---------  ---------
  Net cash used in investing activities.........................................................       (665)      (197)
                                                                                                  ---------  ---------
Cash flows from financing activities:
 Deemed contribution (dividend), net............................................................      1,122     (1,667)
                                                                                                  ---------  ---------
  Net cash provided by (used in) financing activities...........................................      1,122     (1,667)
                                                                                                  ---------  ---------
Net decrease in cash and equivalents............................................................        (38)       (10)
Cash and equivalents at beginning of period.....................................................         56         26
                                                                                                  ---------  ---------
Cash and equivalents at end of period...........................................................  $      18  $      16
                                                                                                  ---------  ---------
                                                                                                  ---------  ---------

               The accompanying notes are an integral part of these condensed consolidated financial statements.

                   Gentek Holdings, Inc. And Its Subsidiary
                        Gentek Building Products, Inc.
   Notes to Interim Restructured Condensed Consolidated Financial Statements
                         (Thousands of U.S. Dollars)
                                 (Unaudited)

1. INTERIM PRESENTATION:

The interim financial statements have been prepared by management in accordance with the basis of presentation and accounting policies stated in Notes 1 and 2 to the audited financial statements of Gentek for the years ended December 31, 1994, 1995 and 1996 and should be read in conjunction with those audited financial statements. The unaudited interim condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For information regarding summary of significant accounting policies, see
Note 2 to the audited financial statements of Gentek for the years ended December 31, 1994, 1995 and 1996.

3. INVENTORIES

    Components of inventories are as follows:

                                                                JUNE 30, 1997
                                                                -------------
   Raw Materials, work-in-process and supplies...............   $    13,107
   Finished Goods............................................         2,525
                                                                -------------
                                                                $    15,632
                                                                -------------
                                                                -------------

4. COMMITMENTS AND CONTINGENCIES

Various claims, lawsuits, and complaints arising in the ordinary course of business have been filed or are pending against Gentek related to Fabral or may arise in the future involving allegations of negligence, product defects, and breach of warranty, among other allegations. Some of the foregoing matters involve or may involve compensatory or punitive damages in large amounts. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is possible that some of the foregoing matters could be decided unfavorably to Gentek. Although the liability, if any, associated with these matters was not determinable at June 30, 1997, it is the opinion of management that all such matters are either indemnified by the seller under the terms of the Purchase Agreement or are adequately accrued for or are adequately covered by insurance or, if not covered, are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the restructured consolidated financial position or results of the operations of Gentek if disposed of unfavorably.

5. SUBSEQUENT EVENT

Pursuant to the Purchase Agreement dated April 28, 1997 among the Company and Genstar Capital Corporation ("GCC"), Ontario Teachers' Pension Plan Board and the Management Stockholders of Gentek Holdings, Inc.("Holdings") as sellers; GCC as sellers' representative; Holdings and Gentek Building Products, Inc.("GBPI"), on July 17, 1997, the Company purchased all of the issued and outstanding capital stock of Holdings and GBPI (collectively "Gentek" or "Fabral"), consisting of assets and liabilities relating to Fabral, a division of Gentek headquartered in Lancaster, Pennsylvania ( the "Transaction").

                   Gentek Holdings, Inc. And Its Subsidiary
                        Gentek Building Products, Inc.
             Notes to Interim Restructured Condensed Consolidated
                       Financial Statements - Continued
                         (Thousands of U.S. Dollars)
                                 (Unaudited)

5. SUBSEQUENT EVENT - CONTINUED

The purchase price, including estimated adjustments for changes in net tangible assets required by the Purchase Agreement and approximately $2.0 million in acquisition related fees and expenses, was approximately $78.0 million in cash. (See Pro Forma Condensed Combined Financial Statements). Further adjustment upon determination of the final net tangible assets is not anticipated to be material. The purchase price will be allocated to the assets and liabilities of Gentek based upon their estimated fair value at the acquisition date under the purchase method of accounting.

The Transaction was financed through borrowings of $38.0 million of senior secured revolving loans and $40.0 million of senior secured term loans. Such borrowings were available under the Credit Agreement which was amended and restated to increase the Revolving Credit Facility from $85.0 million to $115.0 million and to provide additional term loans of $40.0 million.